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                                                                    Exhibit 10.6
                                                                    ------------
                               February 26, 1999

                  Strategic Supplier Agreement By And Between
                             ITT Industries, Inc.
                    1919 West Cook Road, Ft. Wayne, Indiana

                                      And
                            EarthWatch Incorporated
                 1900 Pike Road, Longmont, Colorado USA 80501


This Strategic Supplier Agreement ("Agreement") is entered into by and between ITT Industries, Inc. ("ITT"), an Indiana corporation, with a place of business at 1919 West Cook Road, Fort Wayne, IN 46818 and EarthWatch Incorporated ("EarthWatch"), a Delaware corporation, with its principal place of business at 1900 Pike Road, Longmont, Colorado 80501.

WHEREAS, ITT and EarthWatch have entered into a separate agreement, pursuant to which ITT has committed to invest certain funds in EarthWatch as detailed in the Investment Agreement to be signed in the near future; and

WHEREAS ITT possesses capabilities and expertise in the design and production of custom designed and manufactured electro-optical Earth imaging spacecraft-borne sensors; and

WHEREAS EarthWatch may have certain needs to acquire such sensors over the next ten years;

NOW, THEREFORE, in consideration of the mutual covenants for ITT's investment and other commitments, contained herein, the parties have agreed as follows:

1. Definitions: For the purposes of this Agreement, the following terms shall have the respective meanings indicated below.

     1.1.  Best Value: The assessment by EarthWatch that a bona fide Solicited
           ----------
           Proposal in response to an EarthWatch RFP for a Sensor is in compliance in all material respects with such RFP and provides EarthWatch with an overall graded value representing Best Value as assessed reasonably and in good faith by EarthWatch. The assessment may include, but need not be limited to, cost, project schedule, practicality and feasibility of technical design, life cycle costs, reliability, estimated life, state of the art for Sensors, the use of specified subcontractors, and contract terms and conditions. Best Value, however, does not necessarily mean the lowest priced proposal. A Solicited Proposal submitted by ITT that satisfies the RFP's technical requirements (including schedule) and falls within or below EarthWatch's internal "should cost" range for the Sensor shall be considered to be Best Value.

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     1.2.  Parties: EarthWatch and ITT.
           --------

     1.3.  Procurement of a Sensor: The purchase of a Sensor, either newly
           ------------------------
           manufactured or already existing, in response to an RFP, which ultimately results in title to the Sensor being transferred to EarthWatch or a wholly owned subsidiary of EarthWatch.

     1.4.  Request for Proposal (RFP): A written request by EarthWatch for
           --------------------------
           delivery of one or more Sensor(s). The RFP shall identify requirements for the Sensor based on EarthWatch's statement of work, shall specify a required delivery date, and shall state the terms and conditions associated with the procurement. The RFP shall include a Statement of Work that encompasses design (if required), manufacture, and delivery of the Sensor(s). The final content of an RFP, including Statement of Work, attachments, and the "should cost" analysis shall be the sole responsibility of EarthWatch.

     1.5.  Sensor: An electro-optical device that images the Earth from a
           ------
           spacecraft, encompassing all subsystems and components necessary for conversion of photons into digital electronic output for delivery to the spacecraft bus's wideband data system including optics, baffles, focal plane(s), sensor electronics, unique power supplies, calibration sources, optical covers, and built-in sensor thermal management systems, as well as any other subsystems or ancillary support equipment customarily provided with the type of sensor being procured. This definition of Sensor is intended to apply to what are normally considered "payload" instruments, and to exclude ancillary sensors normally part of a satellite bus, such as those used for attitude control.

     1.6.  Solicited Proposal: A proposal received in response to an EarthWatch
           ------------------
           Request for Proposal.

2.   Exclusive Provider of Sensors

     2.1. EarthWatch agrees that ITT shall be the exclusive provider and Sensor systems integration prime contractor to EarthWatch of Sensors when EarthWatch procures a Sensor to fly on either a spacecraft procured by EarthWatch or to fly on a spacecraft owned or operated by another party. ITT in turn agrees to provide Sensor systems integration and other related services, and Solicited Proposals meeting EarthWatch's requirements, including that ITT provide Best Value in its proposals to provide Sensors to EarthWatch.

     2.2. EarthWatch and ITT will cooperatively work to develop the concepts for the Sensors. ITT will be involved in all material aspects of the concept development and/or definition for the Sensors, including without limitation the "should cost" analysis for the Sensors, and in the development of all material elements for the resulting RFP. This includes insight and visibility into potential Sensor subsystem vendor identification by EarthWatch or ITT. As part of the concept development activity, EarthWatch will contract with ITT to cover cost items

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           incurred during the concept development that ITT would not normally be incurring as part of ITT's own independent R&D, B&P, or other non-EarthWatch ongoing business. Notwithstanding the foregoing, EarthWatch shall have final control of the contents of any RFP resulting from this process. The RFPs and RFP exhibit or attachment documents, including the "should cost" analysis, that result from concept development process will be considered EarthWatch proprietary and confidential material for the purposes of Section 6.2, except to the extent specifically agreed upon by the parties; provided however, that this RFP information will be available to ITT and ITT's potential suppliers and subcontractors.

     2.3. After completion of concept definition and requirements specification, when EarthWatch procures a Sensor, it will issue an RFP to ITT. The RFP will specify a reasonable time limit for the submission of Solicited Proposals; this time limit will normally be thirty (30) to forty-five (45) days, but may be extended by agreement of EarthWatch.

     2.4. Within the response time identified in the RFP, or as extended by mutual agreement, ITT will respond with a proposal for delivery of the Sensor.

     2.5. Should ITT furnish a Solicited Proposal that fails to satisfy the definition of Best Value, EarthWatch, after the process in Section 4 is completed, if elected by ITT, shall have the right to direct that a subcontract(s) be entered into with another supplier(s) to procure Sensor subsystem(s), which subsystem(s) would then be integrated into the Sensor under ITT's Sensor systems integration prime contract.

     2.6. Upon receipt of a Best Value proposal, EarthWatch and ITT shall enter into good faith negotiations to allow the issuance of a contract.

3. Determination of Best Value - EarthWatch may, in good faith, use one or more fair, reasonable and objective methods appropriate to the particular procurement to support a determination of Best Value. Possible methods include:

     3.1. Following submission of a Solicited Proposal by ITT, EarthWatch may require ITT to provide back-up data to a Solicited Proposal including cost data and subcontract data.

     3.2. During concept development, the Parties may discuss with potential Sensor subsystem suppliers alternative technologies that may improve performance or lower costs. The results of these discussions will be shared with the other Party to allow ITT to enhance the value to be delivered to EarthWatch and facilitate the determination of Best Value by EarthWatch. In order to be in a position to verify the Best Value of ITT's Solicited Proposal, EarthWatch may, upon release of the RFP for the Sensor, solicit non-binding proposals from alternative Sensor subsystem suppliers with notification to ITT. Alternative proposals for the Sensor, however, may not be solicited.

4.   Remedy for Non-Best Value Proposals

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     4.1.  Should EarthWatch reasonably and in good faith determine that the ITT
           Solicited Proposal does not offer Best Value, EarthWatch shall so inform ITT in writing within forty-five (45) days of receipt of the Solicited Proposal. Any determination by EarthWatch that the ITT Solicited Proposal does not represent or does not constitute Best Value needs to be based upon significant, as opposed to minor, technical considerations and/or a total price differential of at least the following: twenty percent (20%) in connection with RFPs for which the EarthWatch "should cost" analysis is $50 million or less; ten percent (10%) in connection with RFPs for which such "should cost" analysis is greater than $50 million but no more than $150 million; and five percent (5%) in connection with RFPs for which such "should cost" analysis is more than $150 million. EarthWatch's notification will provide a clear, detailed statement of why the ITT Solicited Proposal does not offer Best Value, and offer good faith, constructive suggestions on how ITT could improve its proposal so that it does offer Best Value (including the possibility that ITT engage one or more specified subcontractors). In no event, however, will EarthWatch have any obligation to provide ITT with any information that EarthWatch receives on a confidential basis and under a duty or obligation of non-disclosure from other suppliers. Where suppliers exist whose inclusion as ITT subcontractors would result in the ITT Proposal offering Best Value, then EarthWatch's notification should state this fact and identify such suppliers.

     4.2.  Within twenty (20) days of receipt of an EarthWatch notification per
           (S)4.1, ITT may take any of the following actions:

           (i) ITT may revise and resubmit the Solicited Proposal, which shall represent a good faith effort on the part of ITT to satisfy the requirements of a Best Value proposal and which EarthWatch will then evaluate and consider as provided in (S)4.1;

           (ii) ITT may inform EarthWatch that it declines to modify the Solicited Proposal, in which case the provisions of (S)4.2.1 shall apply; or

           (iii) ITT may appeal EarthWatch's determination that a Solicited Proposal does not represent Best Value in accordance with
                 (S)4.3.

     4.2.1 Upon notice of a second determination of Non-Best Value by EarthWatch, and following completion of the appeal process set forth in (S)4.3, it is agreed that ITT's Sensor prime contract will become a cost reimbursable contract with a 15% fixed fee. EarthWatch shall have the right to direct that a subcontract(s) be entered into with another supplier(s) to procure Sensor subsystem(s), which subsystem(s) would be integrated into the Sensor under ITT's Sensor systems integration prime contract.

     4.3. For any determination by EarthWatch that an ITT Solicited Proposal does not provide Best Value, ITT may request in writing, within the time limits of Section 4.2 as applicable, an evaluation of EarthWatch's determination that the proposal

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           does not represent Best Value. Such evaluation shall be submitted to a three person committee consisting of the then current EarthWatch CEO, an EarthWatch board member selected by ITT, and one Independent EarthWatch director selected by majority vote of Independent Earth Watch directors. For the purposes of this section, a director is Independent if he or she was not nominated, elected, or appointed by and has no association (as such term is defined in Rule 142(b)(2) to the Securities Act of 1933) with any party having any agreement with respect to the sale of goods to EarthWatch. ITT shall have a fair opportunity to make a presentation to this committee on why ITT believes that its Solicited Proposal constitutes Best Value. The finding of this committee shall be the definitive determination of Best Value, be rendered within fourteen (14) days by majority vote, and shall be transmitted to the EarthWatch board as a whole and recorded in the board minutes. If the committee finds that the proposal does represent Best Value, EarthWatch and ITT shall enter into a contract for the Sensor. If the committee finds that the proposal does not represent Best Value, then EarthWatch may proceed according to Section 2.5; provided that ITT shall have the one time right within 30 days of a decision to resubmit a revised proposal per
           (S)4.2.(i), and EarthWatch shall evaluate and consider the resubmitted proposal as provided in (S)4.1, with the provisions of
           Section 4.2 and this Section 4.3 again being applicable such second time.

5. Term, Termination, Rights and Obligations Upon Termination - Section 5 lists the conditions that constitute delay or default by either Party, the remedies available to each Party, the obligations of each Party, and the conditions for termination.

     5.1.  Term. This Agreement, unless terminated earlier, and subject to the
           ----
           provisions of this (S)5.1 herein below, shall continue for ten (10) years from the effective date of this Agreement. This Agreement, while effective, shall apply to all Sensors, the Procurement of which occurs or is commenced during the Term of the Agreement, whether or not the Sensor is intended to fly on a spacecraft during the Term of the Agreement; provided, however, that the Parties intend that this Agreement shall cover and apply to at least six (6) Sensors, and agree that the Term of this Agreement shall extend, and be extended, for up to five (5) additional years to the extent necessary or appropriate to encompass or apply to such six (6) Sensors. Except for a termination in accordance with (S)5.2 and (S)5.3, the provisions of this Agreement shall survive termination or expiration to the extent necessary or appropriate to give effect to the preceding sentence. At the termination of the Agreement, the obligations under (S)6.2 shall continue for five years.

     5.2.  Default by ITT: ITT is in default of this Agreement ("Default") if
           --------------
           ITT:

           5.2.1. breaches any material provision of the Agreement, or any resulting contract for a Sensor, and does not commence curing such breach within forty-five (45) days of written notice thereof, or if such breach is not capable of cure within such forty-five (45) day period, undertake

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                  and continue diligent efforts to cure, and cure such breach within ninety (90) days; or

          5.2.2. seeks protection under any bankruptcy, receivership, creditors arrangement, composition or comparable proceeding, if any such proceeding is instituted against ITT and is not dismissed within sixty (60) days, or if ITT shall admit, before a court of law, its inability to pay its debts as such debts become due.

     5.3. Remedies for ITT Default: In the event of Default by ITT, EarthWatch
          ------------------------
          may terminate this Agreement and any resulting Sensor contract, and may pursue any remedies available under law, including the Uniform Commercial Code if applicable, and also including equitable remedies or relief such as (without limitation) specific performance, except that ITT will not be liable for any incidental, special, indirect, or consequential damages.

     5.4. Default by EarthWatch: EarthWatch is in default of this Agreement
          ---------------------
          ("Default") if EarthWatch:

          5.4.1. breaches any material provision of the Agreement, or any resulting contract for a Sensor, and does not commence curing such breach within forty-five (45) days of written notice thereof, or if such breach is not capable of cure within such forty-five (45) day period, undertake and continue diligent efforts to cure, and cure such breach within ninety (90) days; or

          5.4.2. seeks protection under any bankruptcy, receivership, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against EarthWatch and is not dismissed within sixty (60) days, or if EarthWatch shall admit, before a court of law, its inability to pay its debts as such debts become due .

     5.5. Remedies for EarthWatch Default: In the event of Default by
          -------------------------------
          EarthWatch, ITT may terminate this Agreement and any resulting Sensor contract, and/or may pursue any remedies available under law, including the Uniform Commercial Code if applicable, and also including equitable remedies or relief such as (without limitation) specific performance, except that EarthWatch will not be liable for any incidental, indirect, special, or consequential damages.

6.   Miscellaneous Other Terms

     6.1. Use of ITT Systems as a Supplier:  During the Term of this Agreement,
          --------------------------------
          EarthWatch will agree to include ITT Systems, a division of ITT ("ITT Systems"), on its list of preferred suppliers for custom efforts in those areas in which EarthWatch is aware that ITT Systems has resources and expertise. Possible areas include, but are not limited to, work, support and/or services related to:

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          .    Development of ground command and control systems;

          .    Spacecraft simulator development;

          .    Satellite scheduling and tasking software;

          . Earth ground stations which EarthWatch might undertake or commence beyond QuickBird 1 and 2; and

          . Launch services and processing support for EarthWatch's satellites and/or payloads which EarthWatch might undertake or commence beyond QuickBird 1 and 2.

          6.1.1. As reasonable, EarthWatch will notify ITT Systems of, and furnish ITT Systems on a timely basis with, any competitive requests for proposals released by EarthWatch relating to those scopes in which ITT Systems has competencies known to EarthWatch. Requests relating to standard off-the-shelf products and requests that do not represent an opportunity for ITT Systems to receive an award will not be furnished to ITT Systems. EarthWatch will consider ITT Systems for the award of a contract for compliant proposals submitted by ITT Systems in response to such requests.

          6.1.2. Both parties acknowledge that EarthWatch has existing relationships with suppliers in some of the areas in which ITT Systems possesses resources and expertise. Nothing in this Section creates an obligation on the part of EarthWatch to eliminate or alter such relationships.

     6.2. Mutual Confidentiality:  The Parties agree that all code, inventions,
          ----------------------
          algorithms, know-how and ideas and all other business, technical and financial information they obtain from the other Party are the confidential property of the disclosing Party ("Proprietary Information" of the disclosing Party). Except as expressly and unambiguously allowed therein, and except as might be required to comply with a court order or subpoena or other government directive or requirement, the receiving Party will hold in confidence and not use other than for the intended purpose or disclose any Proprietary Information of the disclosing Party and shall similarly bind its employees in writing. This obligation shall survive the expiration of this Agreement and shall terminate five years after the expiration of this Agreement.

          6.2.1. Information Not Protected: The receiving Party shall not be obligated under this Section with respect to information the receiving Party can document or demonstrate:

                  6.2.1.1. Is or has become readily publicly available without restriction through no fault of the receiving Party or its employees or agents; or

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                  6.2.1.2.  Is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

                  6.2.1.3. Was rightfully in the possession of the receiving Party without restriction prior to its disclosure by the other Party; or

                  6.2.1.4. Was independently developed by employees or consultants of the receiving Party without access to such Proprietary Information.

     6.3.  Force Majeure:  Neither of the Parties shall be liable for default or
           -------------
           delay caused by any occurrence beyond its reasonable control, including but not limited to fires, strikes or labor disputes, acts of God, of governmental authority or of the public enemy, war, riot or civil commotion.

     6.4.  Assignment: Neither Party may assign any rights or obligations
           ----------
           hereunder without the prior express written consent of the other, except to a third party pursuant to a merger, sale of all or substantially all assets, transfer to a subsidiary, or other corporate reorganization, where such third party is liable, along with the assigning Party, for the duties and obligations set forth in this Agreement. Any purported assignment or transfer shall be void and ineffective without such written consent, provided that such permission will not be unreasonably withheld. Subject to the above restrictions on assignment, the Agreement shall inure to the benefit of and bind the successors and assigns of the Parties .

     6.5.  Notices: All contractual correspondence, including notices, reports
           -------
           and documentation, shall be addressed as follows:

                     EarthWatch Incorporated
                     Mr. Shawn Thompson, Director of Contracts
                     1900 Pike Road
                     Longmont, CO 80501
                     Phone No: 303.682.4927
                     Fax No.: 303.682.3848
                     E-mail: sthompson@digitalglobe.com

                     ITT Industries, Inc.
                     Mr. Conrad Cierniak
                     1919 West Cook Road
                     Fort Wayne, IN 46818
                     Phone No: (219) 451-6837
                     Fax No.:  (219) 451-6196
                     E-mail: cjcierni@itt.com

           Such communications shall be effective when they are received by the addressee; but if sent by certified mail or express courier service in the manner set forth above, they shall be effective five (5) days after being deposited in the mail or two (2) days after being delivered to the courier. Any Party may change its address

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           for such communications, or may change its authorized representative under (S)6.6, by giving an appropriate notice to the other Party in conformity with this Section.

     6.6.  Authorized Representatives: The only individuals authorized to make
           --------------------------
           changes to this Agreement and to sign contract documents are:

           6.6.1.  for EarthWatch, Herbert F. Satterlee, III, President & CEO.

           6.6.2. for ITT Industries, Dr. Marvin R. Sambur, President, ITT Defense.

     6.7.  No Joint Venture: No joint venture or partnership between the Parties
           ----------------
           shall be deemed or construed to have been created by this Agreement. Except as expressly set forth, no Party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other Party. The relationship of the Parties is, and at all times will continue to be, that of independent contractors .

     6.8.  Severability:  If any provisions of this Agreement, or application
           ------------
           thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect and be interpreted so as to best reasonably effect the intent of the Parties hereto.

     6.9.  No Waiver: The failure of any Party to enforce any of the provisions
           ---------
           of this Agreement shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

     6.10. Definitive Agreement: This Agreement, once signed and approved by
           --------------------
           each of the Parties, constitutes a legally binding and enforceable obligation on the part of each of the Parties hereto and their successors in interest, subject to the terms and conditions contained herein. The effectiveness of this Agreement shall be governed by
           (S)6.19.

     6.11. Compliance with Law: All Parties to this Agreement shall comply with
           -------------------
           all applicable federal, state, and local laws and regulations in performing their duties hereunder.

     6.12. Applicable Law: This Agreement shall be governed by and construed in
           --------------
           accordance with the laws of the State of Colorado, without regard to conflict-of-laws provisions.

     6.13. Dispute Resolution, Arbitration, and Jurisdiction:
           -------------------------------------------------

           6.13.1.  Efforts to Resolve Disputes: The Parties agree to use all
                    ---------------------------
                    reasonable efforts to resolve any disputes under, or in relation to, the Agreement quickly and amicably to achieve timely and full performance of the terms of the Agreement. This expressly includes the right of the President or CEO of either Party to personally discuss the disputed issue with his or her counterpart of the other Party. This Section 6.13 shall not expand or delay the resolution of matters governed by Section 4.3.

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          6.13.2.  Notice of Dispute and Informal Resolution: Any Party that
                   -----------------------------------------
                   believes a dispute, controversy or claim has arisen under, or relating to, the Agreement, or the termination hereof must give written notice thereof to the other Party as soon as reasonably practicable after the occurrence of the event or matter which is the subject of such dispute, and in such notice such Party shall provide particulars of the circumstances and nature of such dispute and of its claim(s) in relation thereto, and shall designate a person as its representative for negotiations relating to the dispute, which person shall have authority to settle the dispute. The second Party shall give a written response to the first Party within seven (7) days of the second Party's receipt of such notice, specifying the second Party's position in relation to the dispute and designating as its representative in negotiations relating to the dispute a person with similar authority. The designated representatives of each Party shall then use all reasonable efforts to settle the dispute within twenty (20) days.

          6.13.3.  Escalation of Informal Resolution: If the Parties' designated
                   ---------------------------------
                   representatives cannot resolve the dispute within that time, the dispute may be escalated by either Party by submitting the matter in writing to each Party's Authorized Representative (as designated in Section 6.5 Notices, of this Agreement), or to such other senior executives as may be mutually agreed upon in writing by the Parties from time to time.

          6.13.4.  Arbitration: Except for any matters subject to and finally
                   -----------
                   determined pursuant to Section 4.3, if the Parties cannot resolve the dispute during the time period and in the manner set forth in (S)6.13.1 through (S)6.13.3 herein, then any claim, demand, or cause of action which arises out of or is related to this Agreement, or the termination hereof (collectively, "Claims"), shall be resolved by binding arbitration in Washington, D.C., U.S.A., in accordance with:
                   (i) the then current commercial arbitration rules and regulations of the American Arbitration Association (the "AAA"); and (ii) the terms and conditions of this Agreement. The terms of this Agreement shall control in the event of any inconsistency between it and the AAA rules.

          6.13.5.  Arbitration Procedures: A Party desiring to submit a matter
                   ----------------------
                   to arbitration shall give written notice to the other Party. The parties shall mutually agree upon an arbitrator, and in the event that they cannot agree to an arbitrator, each Party shall choose one arbitrator, who shall then pick a third arbitrator who will arbitrate any Claims. Such third arbitrator shall decide the matters submitted based upon the evidence presented and the terms of this Agreement. Such arbitrator shall issue a written award which shall state the basis of the award and include detailed findings of fact and conclusions of law. Any United States District Court of competent jurisdiction may enter judgment upon any award, either by confirming the award or by vacating, modifying or correcting the award. Based on its review of the written record of the

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                   arbitration, the Court may vacate, modify or correct any
                   award: (i) based upon any of the grounds referred to in the Federal Arbitration Act, (ii) where the arbitrator's findings of fact are not supported by substantial evidence, or (iii) where the arbitrator's conclusions of law are erroneous.

           6.13.6. Injunctive Relief: Except as limited by Section 4.3, nothing
                   -----------------
                   contained in this Section 6.13 shall prevent either Party from seeking injunctive relief from any court of competent jurisdiction prior to, during, or in addition to such arbitration.

     6.14. Limitation of Liability: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR
           -----------------------
           ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

     6.15. Entire Agreement: This Agreement constitutes the entire understanding
           ----------------
           and agreement of the Parties with respect to the subject matter and supersedes all prior and contemporaneous agreements or understandings. By signing this Agreement, each Party represents to the other that it has the authority to sign this Agreement and this Agreement is enforceable against it in accordance with its terms.

     6.16. Construction of Agreement. This Agreement has been negotiated by the
           -------------------------
           respective parties hereto and the language of this Agreement shall not be construed for or against any party.

     6.17. Public Announcements: Neither Party nor any of their officers,
           --------------------
           directors, employees, agents or representatives shall make any disclosure or public announcement with respect to the transaction contemplated by this Agreement without prior written approval of the other Party, except as such disclosures may be required by law.

     6.18. Headings.  Section headings used in this Agreement are inserted for
           --------
           convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

     6.19. Effectiveness of the Agreement: Following execution, this Agreement
           ------------------------------
           becomes effective on the date that ITT conveys to EarthWatch the investment of $25 million detailed in the Investment Agreement between the Parties and EarthWatch conveys to ITT the corresponding shares of EarthWatch stock. Subject to the provisions of Section 5.1, this Agreement shall expire ten (10) years after the effective date.

This Strategic Supplier Agreement is executed on the dates and by the persons whose names and signatures appear below and shall be effective in accordance with (S)6.19.

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ITT Industries, Inc.                  EarthWatch Incorporated

  /s/ Dr. Marvin R. Sambur               /s/ Herbert F. Satterlee, III
Signature                             Signature

    Dr. Marvin R. Sambur                    Herbert F. Satterlee, III
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Name                                  Name

    President, ITT Defense                  President & CEO
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Title                                 Title

       February 26, 1999                       February 26, 1999
Date                                  Date

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